Exhibit 99.5

Name	Trade Date	Buy/Sell/Exercise	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount		Security	Expiration Date
Pershing Square Holdings, Ltd.	June 1, 2020	Exercise / Buy	9,038,993	$43.98	N/A	$397,525,271	*	Common Stock	N/A

*	This row covers the exercise of multiple forward purchase contracts.